EXHBIT 24.02

POWER OF ATTORNEY

I, the undersigned director of Palatin Technologies, Inc., constitute Carl Spana and Stephen T. Wills, and each of them singly, my true and lawful attorneys with full power to them, and each of them singly, to sign for me and in my name in my capacity as a director, Post-Effective Amendment No. 1 to Form S-1 on Form S-3, Registration No. 333-170227, any and all subsequent amendments (including post-effective amendments) to said registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in my name and behalf in my capacity as a director to enable Palatin Technologies, Inc. to comply with all requirements of the Securities and Exchange Commission.

/s/ Alan W. Dunton
______________________________
Alan W. Dunton
Director
September 26, 2011